Exhibit (d)

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

MAINSTAY MACKAY MUNICIPAL INCOME OPPORTUNITIES FUND

WHEREAS, MainStay MacKay Municipal Income Opportunities Fund (the “Fund”) engages in business as a closed-end management investment company operated as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, pursuant to a Management Agreement, as may be amended from time to time, the Fund employs New York Life Investment Management LLC (“New York Life Investments”) as manager for the Fund; and

WHEREAS, pursuant to a Distribution Agreement, as may be amended from time to time, the Fund employs NYLIFE Distributors LLC (“NYLIFE Distributors” or the “Distributor”) as distributor of the securities of which the Fund is the issuer;

NOW, THEREFORE, the Fund hereby adopts this Plan, in accordance with Rule 18f-31 under the Act, subject to the following terms and conditions:

1. Features of the Classes. The classes of shares of beneficial interest authorized to be issued by the Fund are set forth in its prospectus (together with the Fund’s statement of additional information as from time to time in effect, the “Prospectus”). Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; (c) each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution and/or service arrangement and each class of shares shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) each class of shares shall differ in terms of its eligibility requirements, type and/or amount of shareholder servicing available and/or other features, as described in the Prospectus. In addition, each share class shall have the features described in Sections 2, 3 and 5 below.

2. Sales Charge Structure. Each class of shares may assess sales charges upon the purchase of Fund shares in such amounts and under such conditions as disclosed in the Fund’s Prospectus and shall be subject to such reductions or waivers as are disclosed in the Fund’s Prospectus.

3.  Service and Distribution Plans.

The Fund, on behalf of each of the Class A1, Class A2, and Class A3 shares of the Fund, has adopted a Plan of Distribution pursuant to Rule 12b-12 of the Act (each a “Rule 12b-1 Plan”). Under each Rule 12b-1 Plan, Class A1, Class A2 and Class A3 shares of the Fund pay NYLIFE Distributors monthly a fee at an annual rate set forth in the Rule 12b-1 Plan for “distribution-related services” and “service activities” rendered by NYLIFE Distributors, as defined in each Rule 12b-1 Plan.

The Fund has not adopted a Rule 12b-1 Plan with respect to Class I shares of the Fund.

1 Although Rule 18f-3 applies only to open-end management investment companies, the Fund intends to rely on relief granted by the Securities and Exchange Commission (the “Multi-Class Relief”) permitting the Fund, as an interval fund under Rule 23c-3, to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of certain rules under the 1940 Act as if they apply to closed-end management investment companies, including Rule 18f-3.

2 Although Rule 12b-1 applies only to open-end management investment companies, the Multi-Class Relief’s conditions require the Fund to comply with the provisions of Rule 12b-1 as if they apply to closed-end management investment companies.

4.  Allocation of Income and Expenses.

a. The gross income of the Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(1) Expenses incurred by the Fund (for example, fees of the Fund’s Board of Trustees (“Trustees”) auditors and legal counsel) not attributable to a particular class of shares of the Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by the Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Certain expenses are attributable to a particular class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata by the outstanding shares of that class. Fees and expenses that are not Class Expenses are allocated among the classes on the basis of their respective net asset values.

(1) Payments of distribution and service fees made pursuant to Rule 12b-1 Plans are Class Expenses and must be allocated to the class for which such expenses are incurred.

(2)  Class Expenses may also include:

(a)	transfer agent fees attributable to a specific class of shares as set forth in the relevant transfer agency agreement;

(b)

stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares;

(c)	Blue Sky fees incurred by a specific class of shares;

(d)	SEC registration fees incurred by a specific class of shares;

(e)	Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares;

(f)	accounting expenses relating solely to a specific class of shares;

(g)	auditors’ fees, litigation expenses and legal fees and expenses relating

to	a specific class of shares;

(h)	expenses incurred in connection with shareholders’ meetings as a result of issues relating to a specific class of shares;

(i)	expenses incurred in connection with organizing and offering to investors a new class of shares; and

(j)	other expenses incurred attributable to a specific class of shares.

5. Conversion Feature. Subject to the conditions described in the Prospectus, shares of one class of the

Fund may be converted into (i.e., reclassified as) shares of a different class of the Fund at the request of a shareholder’s financial intermediary. To qualify for a conversion, the shareholder must satisfy the conditions for investing in the class into which the conversion is sought (as described in the Prospectus). Shares are not eligible to be converted until any applicable contingent deferred sales charge period has expired. No sales charge will be imposed on the conversion of shares.

6. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Fund:

a. On a daily basis, a fund accountant shall calculate the fees to be charged to each class of shares as described in this Plan by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation.

b. The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

c. The fund accountant will allocate income and Corporate Level Expenses and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses and Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

d. The fund accountant shall then complete a worksheet using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above. The fund accountant may make non-material changes to the form of the worksheet as it deems appropriate.

e. The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

7. Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by New York Life Investments or any sub-adviser to the Fund, by the Distributor or any other provider of services to the Fund without the prior approval of the Trustees.

8. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast at a meeting (or meetings) called for the purpose of voting on this Plan in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff related relief, guidance or interpretation.

9. Material Modification. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 8 hereof.

10. Limitation of Liability. The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Fund has adopted this Multiple Class Plan effective as of the 4th day of March, 2024.